Exhibit 15.1




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


                RE: Rexel, Inc. Registration on Form S-8

We are aware that our report dated August 7, 1996 on our review of the condensed consolidated balance sheet of Rexel, Inc. as of June 30, 1996, and the related condensed consolidated statements of income for the three-month and six-month periods ended June 30, 1996 and 1995 and the condensed consolidated statement of cash flows for the six-month periods ended June 30, 1996 and 1995 included in the Company's Form 10-Q for the quarter ended June 30, 1996 is incorporated by reference in Registration Nos. 33-4584, 33-14148 and 33-32648 on Form S-8. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of such registration statements prepared or certified by us within the meaning of Sections 7 and 11 of the Act.




COOPERS & LYBRAND L.L.P.




Miami, Florida
August 7, 1996